Exhibit 10.21

THIS NOTE HAS NOT BEEN THE SUBJECT OF REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE, AND THE SAME HAS BEEN ISSUED IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. THIS NOTE MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT AS PERMITTED UNDER SUCH SECURITIES LA\VS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

SENIOR SUBORDINATED CONVERTIBLE

PROMISSORY NOTE

$500,000.00	Basking Ridge, NJ, August 9, 2016

FOR VALUE RECEIVED, the undersigned, TURNPOINT MEDICAL DEVICES, INC., a Delaware corporation (the "Company"), hereby promises to pay Christopher J. York or registered assigns (the "Holder"), the principal amount equal to Five Hundred Thousand dollars ($500,000.00) (the "Principal Amount").

1.         Repayment. All payments of interest and principal shall be in lawful money of the United States of America. All payments shall be applied first to accrued interest, and thereafter to principal.

2.         Interest Rate, Due Date. The Company promises to pay simple interest on the outstanding principal amount hereof from the date hereof until payment in full, which interest shall be payable at the rate of 8% per annum payable monthly in arrears. The Note is due in its entirety on January 31, 2018 (“Maturity”) to the extend not converted in accordance with Section 3 below and shall be calculated on the basis of a 365-day year for the actual number of days elapsed.

3.        Option to Purchase Equity. Holder has option to convert all principal into the Company’s restricted common shares, during the 5-day period following the Company’s filing of its 510(k) submission to the FDA, at the conversion price of $1.50 per share; OR during the 5-day period following FDA clearance of Company’s 510 (k) submission, at the conversion price of $2.50 per share.

4.         Prepayment. The Company may not prepay part or all of the Principal Amount until expiration of Holder’s conversion rights as per (3) above.

5.        Incentive Consideration. The Company shall issue to Holder 50,000 restricted common shares as soon as practicable after the date of issuance of this Note.

6.         Security, Subordination. This Note is secured by all of the assets of the Company, subordinate only to the $600,000, 25-year, 5% loan to Mack Molding Corp. and senior to all debt of the Company, current and in the future. In the event Holder sends notice to the Company with an allegation of default, the Company shall file UCC-1 financing statements, reflecting Lender’s security position over the Company assets.

7.         Default. If there shall be any Event of Default hereunder, at the option and upon the declaration of the Holder and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under Section 4(b), 4(c) or 4(d)), unless cured by the Company within 30 days, this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. The occurrence of any one or more of the following shall constitute an Event of Default:

(a)          The Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any unpaid accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b)          If any act, matter or thing is done toward the termination of, or any action or proceeding is launched or taken to terminate the corporate existence of the Company, whether by winding-up, surrender of charter or otherwise;

(c)          The Company ceases to carry on its business, commits an act of bankruptcy, becomes insolvent, makes an assignment or bulk sale of its assets without the prior written approval of the Holder, or makes a proposal, compromise or arrangement with or to its creditors; or

(d)          If any execution, sequestration, seizure, distress or other analogous process becomes enforceable or is enforced against the Company to take possession, custody or control of any property of the Company.

8.           Governing Law. This Note shall be governed by the laws of the State of Delaware and the federal laws applicable therein.

9.           Modification; Waiver. Any term of this Note may be amended or waived with the written consent of the Company and the Holder.

10.         Assignment. This Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of Company’s obligation to pay such interest and principal.

11.         Collection. In the event this Note is placed in the hands of an attorney for collection, or if Holder incurs any costs incident to the collection of the indebtedness evidenced hereby, the Company agrees to pay to Holder an amount equal to all such costs, including without limitation all reasonable attorneys' fees and all court costs.

IN WITNESS WHEREOF, the Company, by its appropriate officers thereunto duly authorized, has executed this Note as of this 9th day of August, 2016.

TURNPOINT MEDICAL DEVICES, INC.

By:	/s/ John Toedtman

Print Name:	John Toedtman

Title:	CEO